Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

October 10, 2023

Ispire Technology Inc.
19700 Magellan Drive

Los Angeles, CA 90502

Re:	Amendment No. 1 to Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Ispire Technology Inc. a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1. File No. 333-273904 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of up to 1,117,420 shares of the Company’s common stock (the “Resale Shares”), par value $0.0001 per share (the “Common Stock”) and (ii) 62,100 shares of the Common Stock (“Warrant Shares”) issuable upon exercise of warrants (“Warrants”) issued to US Tiger Securities, Inc. (“Tiger Securities”) pursuant to the underwriting agreement (the “Underwriting Agreement”) dated April 3, 2023 between the Company and Tiger Securities, as representative of the underwriters, relating to the Company’s initial public offering.. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In arriving at the opinion expressed below, we have examined the following documents: (i) the Registration Statement and the prospectus contained within the Registration Statement in substantially the form to be filed with the Commission; (ii) Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware , as amended to date; (iii) By-laws of the Company, as amended to date; (iv) corporate resolutions and other actions of the Board of Directors that authorize and provide for sale of the Resale Shares to the Selling Stockholders, the issuance of the Warrants and the issuance of the Warrant Shares upon exercise of the Warrants and the filing of the Registration Statement; and (v) the Warrants.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have not independently verified any of these assumptions.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Resale Shares. The Resale Shares being offered by the Selling Stockholders pursuant to the Registration Statement, are legally issued, fully paid and non-assessable.

2.	Warrant Shares. Upon due exercise of the Warrants in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP